Exhibit 99.1

Contacts:	Vincent J. Milano
Vice President, CFO and Treasurer
VIROPHARMA INCORPORATED
Phone (610) 321-6225

Will Roberts
Director, Corporate Communications
ViroPharma Incorporated
Phone (610) 321-6288

VIROPHARMA INCORPORATED

Reports Third Quarter and Nine-Month 2005

Financial Results

-Company Increases Guidance for 2005 Based on Continued Revenue Growth -

Exton, PA, November 7, 2005 — VIROPHARMA INCORPORATED (Nasdaq: VPHM) reported today its financial results for the third quarter and nine-months ended September 30, 2005.

Net sales of Vancocin® were a record $35.7 million for the third quarter of 2005 and $85.5 million for the first nine months of 2005. Operating income in the third quarter and nine months ended September 30, 2005 was $23.9 million and $60.0 million, respectively, compared to operating losses in the third quarter and nine months of 2004 of $3.3 million and $21.8 million, respectively. The increases in operating results from 2004 to 2005 were driven primarily by sales of Vancocin and the related cost of sales.

Net income in the third quarter and nine-months ended September 30, 2005 was $18.7 million and $41.0 million, respectively, compared to a net loss of $3.3 million and $25.3 million for the same periods in 2004. Net income per share for the quarter ended September 30, 2005 was $0.33 per share, basic, and $0.31 per share, diluted, compared to a net loss of $0.13 per share, basic and diluted, for the same period in 2004. Net income per share for the nine-months ended September 30, 2005 was $1.05 per share, basic, and $0.77 per share, diluted, compared to a net loss of $0.95 per share, basic and diluted, for the same period in 2004. The primary drivers of the change from net loss in 2004 to net income in 2005 were the effects of improved operating income, partially offset by debt-related costs and income tax expense in 2005.

“The third quarter of 2005 marked the third sequential quarter of record revenue and strong financial results for ViroPharma, and also marked a time of great momentum throughout our business,” commented Michel de Rosen, ViroPharma’s chief executive officer. “Vancocin continued to perform well, with prescriptions growing 36 percent over the third quarter of 2004. We hired, and have since launched, our regional medical scientist team, who are now working with key opinion leaders throughout the U.S. to ensure appropriate usage of Vancocin and rapid identification of patients at high risk of serious Clostridium difficile associated disease. We further reduced our debt from the end of the second quarter, ending the quarter with only $86.7 million remaining. Finally, enrollment in our Phase 1b study with HCV-796 and Phase 2 trial with maribavir continued, and we expect to have the clinical data available from these studies in the fourth quarter of 2005 and the first quarter of 2006, respectively.”

Operating Highlights

Net sales of Vancocin were $35.7 million and $85.5 million for the three and nine-months ended September 30, 2005, respectively, driven by price increases and prescription demand. Prescriptions increased 36 percent and 33 percent for the three and nine months ended September 30, 2005, respectively, as compared to the same periods in 2004. Additionally, while prescriptions in the third quarter remained relatively flat from the second quarter of 2005, decreasing only three percent, net sales of Vancocin increased 24 percent over the second quarter of 2005. This increase was due to three factors: the impact of the price increases effected during the second and third quarters of 2005; the fact that in the third quarter, the higher priced presentation of Vancocin represented a greater percentage of total units sold than in the preceding quarter; and an increase within estimated normal levels of wholesaler inventory at the end of the period.

There were no comparable net sales in the 2004 periods, as the Company acquired Vancocin from Eli Lilly and Company in November 2004.

The nine-month 2005 period also included $6.0 million in revenue from the sale of inventory to Schering-Plough pursuant to the license agreement between the companies.

The gross margin rate (net product sales less cost of sales as a percent of net product sales) for Vancocin increased in the third quarter of 2005 to 86 percent from 85 percent in the second quarter of 2005, primarily due to the September 2005 price increase. The gross margin rate was 85 percent for the nine-months ended September 30, 2005.

The total costs and expenses associated with operating income (loss) were $11.9 million and $3.7 million, for the third quarter of 2005 and 2004, respectively, and $32.0 million and $25.7 million, for the nine-months of 2005 and 2004, respectively. These changes reflect the net effect of increases related to the Vancocin cost of sales and intangible amortization and decreases related to research and development and marketing, general and administrative expenses. These changes primarily resulted from the Company’s purchase of Vancocin and the results of the Company’s January 2004 restructuring, which included $9.2 million of costs recorded in the nine months ended September 30, 2004.

The Company recorded $3.3 million of income tax expense in the third quarter of 2005 and $7.1 million for the first nine months of 2005, which is based on a combined federal and state estimated annual effective tax rate of 15 percent. This resulted from the Company’s preliminary study on the availability of net operating loss carryforwards, which indicates that, assuming the Company continues to be profitable, it should be able to utilize all carryforwards over future years, but with annual limitations. As such, the Company believes that taxable income will exceed available carryforwards for 2005.

Regarding additional payments due to Lilly in connection with the Vancocin acquisition, net sales as of September 30, 2005 exceeded the maximum milestone threshold of $65.0 million. As a result, the Company recorded additional purchase price of $7.6 million to intangible assets in September 2005 and established a corresponding liability to be paid in the fourth quarter of 2005. No purchase price consideration will be due to Lilly relating to net sales occurring in the fourth quarter of 2005.

Debt Highlights

During 2005, the Company recorded a charge of $4.0 million for the change in fair value of derivative liability that related to the make-whole provision on the senior convertible notes, which are no longer outstanding.

The Company recorded a $1.2 million net gain related to the repurchase of $41.2 million of subordinated convertible notes for $39.8 million in the second quarter of 2005. The net gain is comprised of the gross gain of $1.4 million less the write-off of $0.2 million of deferred finance costs.

The increases in both periods for interest expense were due to the interest, amortization of financing costs, and debt discount from the senior convertible notes, issued in January and April 2005. Interest expense also includes the $0.6 million and $0.9 million related to the beneficial conversion feature for the settlement of the make whole provision of the senior convertible notes in shares of common stock during June and July 2005, respectively.

During 2005 the Company reduced its debt principal by $116.2 million through $41.2 million of purchases of convertible subordinated notes and by the conversion of $75.0 million of senior convertible notes. On

July 12, 2005, the Company effected an auto-conversion on the final $15.4 million of the senior convertible notes. The Company had $86.7 million in principal amount of notes outstanding as of September 30, 2005.

Cash Highlights

As of September 30, 2005, ViroPharma’s assets included approximately $65.2 million in cash, cash equivalents and short-term investments, which represents a $30.0 million increase from December 31, 2004. This increase is primarily the result of strong operating results less the cash used of $46.6 million for repurchases of convertible subordinated notes and make-whole payments on the senior convertible notes. In addition, there was an increase in cash of $12.5 million related to the exercise of the purchase option by the holders of the senior convertible notes in April 2005.

Looking ahead in 2005

ViroPharma is updating its previously announced guidance for the year 2005 as a convenience to investors. The following guidance provided by ViroPharma are projections, based upon numerous assumptions, all of which are subject to certain risks and uncertainties. For a complete discussion and disclosure of the risks and uncertainties associated with these forward looking statements, please see the Disclosure Notice below. The Company’s guidance does not include non-operating expenses or income.

For the year 2005, ViroPharma expects the following:

•	Net product sales: $120 to $123 million, representing growth of 122 percent to 128 percent over unaudited net product sales of Vancocin in 2004;

•	Cost of sales: $18 to $18.5 million;

•	Research and Development: $11.5 to $13.5 million;

•	Marketing, General and Administrative: $10 to $12.5 million;

•	Net cash flows provided by operations: At least $60 million.

Conference Call and Webcast

ViroPharma is hosting a live teleconference and webcast with senior management to discuss the financial announcement, guidance, and other business results on November 7, 2005 at 10:00 a.m. Eastern Time. To participate in the conference call, please dial (800) 391-2548 (domestic) and (302) 709-8328 (international). After placing the call, please tell the operator you wish to join the ViroPharma investor conference call.

Alternatively, the live webcast of the conference call can be accessed via ViroPharma’s website at http://www.viropharma.com. Windows Media or Real Player will be needed to access the webcast. An audio archive will be available at the same address until November 21, 2005.

About ViroPharma Incorporated

ViroPharma Incorporated is committed to the development and commercialization of products that address serious diseases treated by physician specialists and in hospital settings. ViroPharma commercializes Vancocin® approved for oral administration for treatment of antibiotic-associated pseudomembranous colitis caused by Clostridium difficile and enterocolitis caused by Staphylococcus aureus, including methicillin-resistant strains (for prescribing information, please download the package insert at http://www.viropharma.com/docs/pulvules_pi.pdf). ViroPharma currently focuses its drug development activities in viral diseases including cytomegalovirus (CMV) and hepatitis C (HCV). For more information on ViroPharma, visit the company’s website at www.viropharma.com.

Disclosure Notice

Certain statements in this press release contain forward-looking statements that involve a number of risks and uncertainties, including those relating to the Company’s guidance regarding net product sales, operating expenses, cash balances and net cash flows provided by operations for 2005. Forward-looking statements provide the Company’s current expectations or forecasts of future events. The Company’s actual results may vary depending on a variety of factors, including:

•	manufacturing, supply or distribution interruptions, including but not limited to our ability to acquire adequate supplies of Vancocin to meet demand for the product, and difficulties encountered in qualifying a third party supply chain;

•	changes in prescribing or procedural practices of infectious disease, gastroenterology and internal medicine doctors, including off-label prescribing of other products;

•	the development of generic drugs or new competitive pharmaceuticals and technological advances to treat the conditions addressed by Vancocin;

•	decreases in the rate of infections for which Vancocin is prescribed;

•	decrease in the sensitivity of the relevant bacterium to Vancocin;

•	changes in terms required by wholesalers, including fee-for-service contracts;

•	regulatory action by the FDA and other government regulatory agencies;

•	the timing and results of anticipated events in the Company’s CMV and HCV programs;

•	the timing of potential business development activities related to the Company’s efforts to build franchises in narrowly focused prescribing groups such as transplant and hospital settings, hepatologists, and gastroenterologists through the acquisition of additional products and product candidates; and

•	the utilization of tax carryforwards, which can be limited based upon future earnings or events.

These factors, and other factors, including, but not limited to those described in ViroPharma’s quarterly report on Form 10-Q for the three and nine month periods ended September 30, 2005 filed with the Securities and Exchange Commission, could cause future results to differ materially from the expectations expressed in this press release. The forward-looking statements contained in this press release may become outdated over time. ViroPharma does not assume any responsibility for updating any forward-looking statements.

VIROPHARMA INCORPORATED

Selected Financial Information

(unaudited)

Statements of Operations:

(in thousands, except per share data)

	Three months ended September 30,		Nine months ended September 30,
	2005	2004	2005	2004
Revenue:
Net product sales	$35,657	$—	$85,536	$—
Milestone, license fee and other revenue	141	398	6,423	3,900

Revenue	35,798	398	91,959	3,900

Costs and Expenses:
Cost of sales	5,010	—	13,054	—
Research and development	2,525	1,953	7,685	13,366
Marketing, general and administrative	2,937	1,765	7,386	12,321
Intangible amortization and acquisition of technology rights	1,468	—	3,884	—

Total costs and expenses	11,940	3,718	32,009	25,687

Operating income (loss)	23,858	(3,320)	59,950	(21,787)

Change in fair value of derivative liability	—	—	(4,044)	—
Net gain on bond repurchase	—	—	1,163	—
Gain on sale of biodefense assets, net	—	1,715	—	1,715
Interest income	417	347	942	975
Interest expense	(2,331)	(2,073)	(9,899)	(6,228)

Income (loss) before income tax expense	21,944	(3,331)	48,112	(25,325)
Income tax expense	3,292	—	7,105	—

Net income (loss)	$18,652	$(3,331)	$41,007	$(25,325)

Basic net income (loss) per share	$0.33	$(0.13)	$1.05	$(0.95)

Diluted net income (loss) per share	$0.31	$(0.13)	$0.77	$(0.95)

Shares used in computing net income (loss) per share amounts
Basic	57,015	26,612	39,020	26,530

Diluted	59,797	26,612	56,936	26,530

Consolidated Balance Sheets: (in thousands)

	September 30, 2005	December 31, 2004

Cash, cash equivalents and short-term investments	$65,161	$44,210	(1)
Working capital	48,826	42,918
Total assets	202,623	177,901
Long-term debt, net	86,720	190,400
Total stockholders’ equity (deficit)	86,745	(26,138)

(1)	Cash, cash equivalents and short term investments, includes $9.0 million of restricted investments, all of which became unrestricted in the first quarter of 2005.